EXHIBIT 99.1

      SKYMALL REPORTS RECORD FOURTH QUARTER AND YEAR END REVENUES FOR 1999

     PHOENIX--Feb. 29, 2000--SkyMall, Inc. (Nasdaq:SKYM) today announced its financial results for the fourth quarter and year ended December 31, 1999.

     SkyMall's net merchandise sales in the fourth quarter of 1999 were $25.7 million, up from $20.3 million in the fourth quarter of 1998 -- an increase of
26.5 percent. Total revenues in the fourth quarter were $31.1 million, compared with $27.9 million in the fourth quarter of 1998, up 11.5 percent. For fiscal 1999, the Company reported net merchandise sales of $60.9 million, compared with $49.3 million for fiscal 1998 -- an increase of 23.4 percent. Total revenues for fiscal 1999 were $78.9 million as compared to $72 million in fiscal 1998, up 9.6 percent.

     Gross margin for the fourth quarter of 1999 was $11.4 million or 36.8 percent, as compared to gross margin of $12.5 million or 44.9 percent in the fourth quarter of 1998. Gross margin for fiscal 1999 totaled $32.5 million or
41.2 percent as compared to $32.8 million or 45.5 percent in fiscal 1998. To encourage its key merchant partners to expand their product offerings on skymall.com(TM), SkyMall(R) renegotiated its margin and placement fee agreements with many of its merchant partners in 1999, which resulted in lower year-over-year margins and placement fee revenue. This strategy enabled skymall.com to increase its product offering significantly on its web site and positions the Company well for increasing its total gross margin dollars as sales increase.

     The Company's continued substantial investment in its e-commerce initiatives resulted in a $6.9 million loss from operations for the fourth quarter of 1999 compared to net income from operations of $2.8 million for the fourth quarter of 1998. In the fourth quarter of 1999, the Company re-evaluated its treatment of tax benefits recorded earlier in the year and, based on a variety of factors, the Company elected to reverse these tax benefits, which totaled $6.0 million. Among the factors considered by the Company in reaching this determination were that this treatment is consistent with that of other major e-commerce retailers and the belief by management that this is a conservative position that is in the long-term best interests of the Company. The reversal of these tax benefits contributed to the net loss of $13.2 million or $1.29 per share in the fourth quarter of 1999 as compared to net income of $1.6 million or $0.18 per share in the fourth quarter of 1998.

     The Company's investment in its e-commerce initiatives resulted in a $24.8 million loss from operations in fiscal 1999 compared to net income from operations of $3.6 million in fiscal 1998. Including the election to reverse the tax benefits recorded earlier in the year totaling $6.0 million or $0.65 per share, the Company's net loss for fiscal 1999 was $24.1 million or $2.60 per share as compared to net income for fiscal 1998 of $2.3 million or $0.27 per share.

     "During 1999, we achieved a number of significant milestones," commented Robert M. Worsley SkyMall's founder and CEO. "Our holiday season broke all previous net merchandise sales records, fueled by outstanding results from our Internet subsidiary, skymall.com, and strong sales growth in our business-to-business programs, which increased 365 percent in 1999 over the prior year. Our airline seat pocket catalog program has proven to be a highly cost effective way to acquire new web customers and enabled us to do 37 percent of our core consumer business over the web in the fourth quarter. Our profitable customer acquisition model together with our strong gross margins form the foundation for future growth and our plans to return to profitability."

     Other recent highlights reported by SkyMall included:

     o SkyMall ranked among the top 9 catalog-only retailers in terms of unique visitors in the month of December, 1999.(1)
     o The Company believes that the 37% of its core consumer sales generated from the web in the fourth quarter of 1999 exceeds the percentage of sales generated from the web by most of the other catalog-only retailers.
     o SkyMall's conversion rate for its skymall.com web site in December was 11.1%.
     o Average order size in SkyMall's business-to-business programs were $332 in the fourth quarter of 1999, compared to $228 in the fourth quarter of 1998, an increase of 45%.

     The Company spent approximately $15 million during fiscal 1999, including approximately $8.0 million in capital expenditures, on its information-technology and web infrastructure. During course of 1999, skymall.com made three significant improvements to its skymall.com web site. These improvements included significant enhancements in the overall performance, speed and stability of the site. In addition, many new consumer features were added, including improved product search and promotion capabilities, wish lists and e-cards.

     "Our infrastructure technology efforts during last year were a massive endeavor," stated Robert M. Worsley. "Our technology infrastructure now has the capability to support a much more significant order volume and provides us with a platform for expanding our marketing and channel development efforts. Our focus in 2000 will be on the addition of new consumer features to our site and on the key drivers for our sales growth, including improving customer reach, conversion, repeat business and average order size. We look forward to further tapping into the more than 1.1 million demographically desirable consumers who see our catalog each day as we work diligently on our revenue growth and profitability plans."

About SkyMall, Inc.

     Founded in 1989, SkyMall(R) is an integrated e-commerce specialty retailer that provides a vast selection of premium-quality products and services to consumers from a wide variety of merchants and partners. SkyMall is best known for its in-flight catalog, which is available on more than 70% of all domestic airlines, reaching over 420 million domestic airline passengers annually. Through its skymall.com, inc. subsidiary, which operates the skymall.com(TM) and skymalltravel.com(TM) Web sites, SkyMall offers an expanded selection of products and services to online shoppers and enables other companies to conduct electronic commerce using skymall.com's merchant solution. Through another subsidiary, Durham & Company, SkyMall offers high-quality logo merchandise via its catalogs, workplace initiatives and the durham.skymall.com Web site. SkyMall's subsidiary, Disc Publishing, Inc., produces the CD-Rom, SkyDisc(TM), which provides advertising, entertainment and e-commerce shopping links to business travelers through airline seat pocket distribution and the skydisc.com Web site. For further information and prior press releases, please visit SkyMall's Web site at www.skymall.com.

     This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the continuing growth of the Company's web site, whether the fund raising efforts in 1999 are sufficient to meet further capital needs, and management of an expanding company, as well as those factors detailed by SkyMall, Inc. in its filings with the Securities and Exchange Commission.

     Note to Editors:  SkyMall(R) is a Registered Trademark of SkyMall, Inc. and
skymall.com(TM),   skymalltravel.com(TM)   and  SkyDisc(TM)  are  Trademarks  of
SkyMall, Inc.

                                  SkyMall, Inc.
                             Summary Financial Data
                (Amounts in thousands, except per share amounts)

                                  Three months ended         Year ended
                                      December 31,          December 31,

                                    1999       1998       1999       1998
REVENUES:
 Merchandise sales, net         $  25,670  $  20,298  $  60,880   $ 49,320
 Placement fees and other(a)        5,465      7,629     18,061     22,722
     Total revenues                31,135     27,927     78,941     72,042
COST OF GOODS SOLD(a)              19,686     15,396     46,422     39,292
     Gross margin                  11,449     12,531     32,519     32,750

OPERATING EXPENSES:
 Catalog expenses                   4,774      3,250     13,587     11,353
 Selling expenses                   1,292        973      4,482      3,474
 Customer service and
  fulfillment expenses              2,295      2,616      7,123      5,567
 General and
  administrative expenses           9,967      2,844     32,149      8,767
    Total operating expenses       18,328      9,683     57,341     29,161
INCOME (LOSS) FROM OPERATIONS      (6,879)     2,848    (24,822)     3,589

   Interest expense                  (133)       (10)      (283)       (32)
   Other income                      (130)        42         52        435

INCOME (LOSS) BEFORE
 INCOME TAXES                      (7,142)     2,880    (25,053)     3,992
   Income tax expense
   (benefit)                        6,044      1,264       (913)     1,707
NET INCOME (LOSS)               $ (13,186)  $  1,616  $ (24,140)  $  2,285
BASIC NET INCOME (LOSS)
 PER COMMON SHARE               $   (1.29)  $   0.18  $   (2.60)  $   0.27
DILUTED NET INCOME
 (LOSS) PER COMMON SHARE        $   (1.29)  $   0.18  $   (2.60)  $   0.27

BASIC WEIGHTED AVERAGE
SHARES OUTSTANDING                 10,228      8,794      9,271      8,583

DILUTED WEIGHTED AVERAGE
SHARES OUTSTANDING                 10,228      8,908      9,271      8,602


                           Selected Balance Sheet Data

                                              December 31,
                                   -----------------------------------
                                       1999                 1998
                                   --------------      ---------------

Current Assets                     $    33,394         $     22,246
Long Term Assets                        17,013                9,679
Total Assets                            50,407               31,925
Current Liabilities                     29,441               17,240
Long Term Debt                           5,348                  451
Shareholders' Equity               $    15,618         $     14,234

(a) During 1999, the Company changed its method of reporting shipping and handling revenue and costs in order to conform to more widely accepted industry practices. As a result, shipping and handling revenues are included in placement fees and other revenues, and the costs associated with shipping and handling are included in cost of goods sold. Prior period balances have been reclassified to conform to this presentation.

(1) Source: Media Metrix, December, 1999 data. Category as defined by SkyMall to include: landsend.com, llbean.com, fingerhut.com, jcrew.com, damark.com, spiegel.com, igo.com, and roxy.com.

                                      ###

CONTACT:  SkyMall, Inc.
          Robert M. Worsley, 602/528-8620
          worsley@skymall.com
                 or
          Louise M. Kusler
          602/528-3224
          kusler@skymall.com
                 or
          Genesis Select Corporation
          Budd Zuckerman, 303/357-6565
          budd@genesisselect.com